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                                                                    EXHIBIT 21.0


                          IHOP CORP. and SUBSIDIARIES

                              List of Subsidiaries



Listed below are the subsidiaries of IHOP Corp. which are directly or indirectly 100% owned as of December 31, 1997.


    Blue Roof Advertising, Inc.                                United States
    IHOP Investments, Inc.                                     United States
    IHOP Properties, Inc.                                      United States
    IHOP Realty Corp.                                          United States
    IHOP Restaurants, Inc.                                     United States
    III Industries of Canada, Ltd.                             Canada
    International House of Pancakes, Inc.                      United States